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EXHIBIT 99.1

                         CABOT MICROELECTRONICS REPORTS
                    RESULTS FOR SECOND QUARTER OF FISCAL 2005


AURORA, IL, April 28, 2005 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its second quarter of fiscal 2005, which ended March 31, 2005.

Total revenue for the second fiscal quarter was $64.5 million, down 3.8% from $67.1 million in the prior quarter and down 12.3% from $73.5 million in the second quarter a year ago. The sequential revenue decrease was primarily due to lower demand for the company's products used in dielectric and tungsten applications, the combined revenue of which declined by 5.2% sequentially. The company believes the decrease in demand was due to reduced wafer starts by a number of customers as the semiconductor industry continued to correct excess inventories of certain semiconductor devices, the result of which also adversely affected the company's revenue in its first fiscal quarter. Revenue from slurries for copper polishing applications increased sequentially by 2.0%. The company's average selling price fell by 1.1% this quarter compared to the prior quarter, primarily due to selected price reductions.

Gross profit for the quarter was $29.8 million, down 11.4% from $33.6 million in the prior quarter, and down 17.6% from $36.1 million in the year ago quarter. As a percentage of revenue, gross profit represented 46.2% this quarter, down from 50.1% last quarter and 49.2% in the same quarter last year. Gross profit as a percentage of revenue was adversely affected this quarter by a lower valued product mix, lower utilization of the company's manufacturing capacity and selected price reductions. These adverse effects were partially offset by higher yields in the company's manufacturing operations.

Operating expenses of $21.4 million, consisting of research and development, selling and marketing, and general and administrative expenses, increased by $2.0 million sequentially from $19.4 million last quarter, and were $0.1 million higher than the $21.3 million reported in the same quarter last year. The sequential increase was primarily related to higher costs for cleanroom and laboratory supplies in research and development, higher professional fees, including costs to prepare for the company's compliance with Sarbanes Oxley
Section 404, and higher staffing costs.

Net income for the quarter was $6.1 million, down 38.4% from the $9.8 million reported last quarter and down 37.7% from $9.7 million in the same quarter last year. Diluted earnings per share were $0.25 this quarter, compared to $0.40 in the previous quarter and $0.39 in the year ago quarter.

"We believe our results this quarter were impacted by continued softness in the semiconductor industry, as we saw some of our customers moderating wafer starts in order to work down excess inventories of certain semiconductor devices," stated William P. Noglows, Cabot Microelectronics' Chairman and CEO. "However,

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we remain encouraged by progress on a number of our strategic initiatives. For example, our product development pipeline is now more robust than at any time over the last several years, and we are seeing strong customer pull for our new products in each major application area. Specifically, we recently received our first commercial order for slurry products for 65 nanometer copper and barrier polishing applications. Also, although our gross margin expressed as a percentage of revenue decreased sequentially, our Six Sigma program continued to provide benefits of higher yields in our manufacturing operations, which we first discussed last quarter. From our perspective, our results this quarter were primarily a reflection of industry conditions rather than company specific issues. Further, we believe our steady progress on strategic initiatives along with a future recovery of the semiconductor industry, which could occur later this calendar year based on the predictions of some industry experts, position us well for continued success in the future."


CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available to all interested parties via webcast from the company's website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. For those who cannot listen to the live broadcast, a replay will be available through May 19, 2005 by calling (800) 642-1687 or (706) 645-9291, and using access code 3993332, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company's website.


ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics Corporation visit www.cabotcmp.com or contact Mr. David H. Li, Director of Investor Relations, at (630) 499-2600.


SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company

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participates, international events, product performance, new product introductions, development of new products and technologies, and the construction of new facilities by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended December 31, 2004, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.


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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)



                                                            Quarter Ended                     Six Months Ended
                                                -------------------------------------      -----------------------
                                                March 31,      Dec. 31,     March 31,      March 31,     March 31,
                                                  2005           2004         2004           2005          2004
                                                ---------     ---------     ---------      ---------     ---------
     Revenue                                    $  64,502     $  67,084     $  73,515      $ 131,586     $ 149,794

     Cost of goods sold                            34,733        33,472        37,366         68,205        76,392
                                                ---------     ---------     ---------      ---------     ---------

           Gross profit                            29,769        33,612        36,149         63,381        73,402

     Operating expenses:

        Research and development                   10,857         9,544        11,143         20,401        21,866

        Selling and marketing                       4,012         4,176         4,363          8,188         8,146

        General and administrative                  6,457         5,580         5,749         12,037        10,873

        Amortization of intangibles                    85            85            85            170           170
                                                ---------     ---------     ---------      ---------     ---------

           Total operating expenses                21,411        19,385        21,340         40,796        41,055
                                                ---------     ---------     ---------      ---------     ---------

     Operating income                               8,358        14,227        14,809         22,585        32,347

     Other income (expense), net                      458           487           (86)           945           (50)
                                                ---------     ---------     ---------      ---------     ---------

     Income before income taxes                     8,816        14,714        14,723         23,530        32,297

     Provision for income taxes                     2,762         4,885         5,006          7,647        10,982
                                                ---------     ---------     ---------      ---------     ---------

           Net income                           $   6,054     $   9,829     $   9,717      $  15,883     $  21,315
                                                =========     =========     =========      =========     =========


Basic earnings per share                        $    0.25     $    0.40     $    0.39      $    0.64     $    0.86
                                                =========     =========     =========      =========     =========

Weighted average basic shares outstanding          24,642        24,638        24,785         24,634        24,761
                                                =========     =========     =========      =========     =========


Diluted earnings per share                      $    0.25     $    0.40     $    0.39      $    0.64     $    0.85
                                                =========     =========     =========      =========     =========

Weighted average diluted shares outstanding        24,685        24,721        24,926         24,698        24,935
                                                =========     =========     =========      =========     =========


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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                                 March 31,     September 30,
                                                                                   2005            2004
                                                                                 ---------     -------------
                          ASSETS:

Current assets:
     Cash, cash equivalents and short-term investments                           $163,682        $157,318
     Accounts receivable, net                                                      31,828          41,347
     Inventories, net                                                              31,512          24,474
     Other current assets                                                          10,686           6,542
                                                                                 --------        --------
        Total current assets                                                      237,708         229,681

Property, plant and equipment, net                                                128,550         127,794
Other long-term assets                                                              5,356           5,816
                                                                                 --------        --------
        Total assets                                                             $371,614        $363,291
                                                                                 ========        ========


        LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                            $  9,860        $ 13,080
     Capital lease obligations                                                      1,131           1,272
     Accrued expenses, income taxes payable and other current liabilities          12,859          18,023
                                                                                 --------        --------
        Total current liabilities                                                  23,850          32,375

Capital lease obligations                                                           5,918           6,385
Deferred income taxes and other long-term liabilities                               9,158           8,909
                                                                                 --------        --------
        Total liabilities                                                          38,926          47,669

Stockholders' equity                                                              332,688         315,622
                                                                                 --------        --------
        Total liabilities and stockholders' equity                               $371,614        $363,291
                                                                                 ========        ========